Exhibit 99.1

GAP INC. REPORTS DECEMBER SALES DOWN 4 PERCENT;

COMPARABLE STORE SALES DOWN 8 PERCENT

Company Revises Fiscal 2006 Guidance

SAN FRANCISCO – January 4, 2007 – Gap Inc. (NYSE: GPS) today reported net sales of $2.34 billion for the five-week period ended December 30, 2006, which represents a 4 percent decrease compared with net sales of $2.44 billion for the same period ended December 31, 2005. The company’s comparable store sales for December 2006 decreased 8 percent compared with a 9 percent decrease in December 2005.

Comparable store sales by division for December 2006 were as follows:

•	Gap North America: negative 9 percent versus negative 10 percent last year

•	Banana Republic North America: positive 2 percent versus negative 5 percent last year

•	Old Navy North America: negative 10 percent versus negative 10 percent last year

•	International: negative 8 percent versus negative 3 percent last year.

“Although Banana Republic continued to make good progress in its turnaround, we continued to experience negative traffic trends at Gap and Old Navy,” said Sabrina Simmons, senior vice president, corporate finance, Gap Inc. “Given the weak traffic trends, we needed to take significant action on promotions and markdowns at these two brands which drove Gap Inc.’s overall merchandise margins significantly below last year. We expect continued margin pressure into January as we work to clear remaining holiday product at Gap and Old Navy.”

Based on its holiday sales performance, the company announced that it is revising its fiscal 2006 guidance. The company now expects full-year earnings per share to be $0.83 to $0.87 versus previous guidance of $1.01 to $1.06. Full-year operating margins are now expected to be about 7 percent and free cash flow is now expected to be about $650 million for the year. Please see the reconciliation of free cash flow, a non-GAAP financial measure, to the GAAP financial measure in the table at the end of this release.

The company reiterated that it expects the percent increase in inventory per square foot at the end of the fourth quarter of fiscal 2006 to be in the low-single-digits versus prior year.

“We are clearly disappointed with Gap and Old Navy’s holiday sales and overall performance for the year,” said Paul Pressler, president and CEO, Gap Inc. “Given that we did not gain the traction we had expected, the management team, with the active involvement of our board of directors, is currently reviewing Gap and Old Navy’s brand strategies. We are committed to making the necessary changes to improve performance.”

Year-to-date net sales of $14.75 billion for the 48 weeks ended December 30, 2006, decreased 2 percent compared with net sales of $15.07 billion for the same period ended December 31, 2005. The company’s year-to-date comparable store sales decreased 7 percent compared with a 5 percent decrease in the prior year.

As of December 30, 2006, Gap Inc. operated 3,184 store locations compared with 3,126 store locations last year.

For more detailed information, please call 1-800-GAP-NEWS to listen to Gap Inc.’s monthly sales recording. International callers may call 706-634-4421.

January Sales

The company will report January sales on February 8, 2007.

Forward-Looking Statements

This press release and related recording contain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” and similar expressions also identify forward-looking statements. Forward-looking statements include, without limitation, statements regarding: (i) merchandise margins in January 2007; (ii) earnings per share for fiscal year 2006; (iii) operating margins for fiscal year 2006; (iv) free cash flow for fiscal year 2006; (v) inventory per square foot at the end of the fourth quarter of fiscal 2006; (vi) projected net cash provided by operating activities and (vii) projected purchase of property and equipment.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following: the risk that the company will be unsuccessful in gauging fashion trends and changing consumer preferences; the highly competitive nature of the company’s business in the U.S. and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the risk that the company will be unsuccessful in identifying and negotiating new store locations effectively; the risk that comparable store sales and margins will experience fluctuations; the risk that the company will be unsuccessful in implementing its strategic, operating and people initiatives; the risk that adverse changes in the company’s credit ratings may have a negative impact on its financing costs and structure in future periods; the risk that trade matters, events causing disruptions in product shipments from China and other foreign countries, or IT systems changes may disrupt the company’s supply chain or operations; and the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits; any of which could impact net sales, costs and expenses, and/or planned strategies. Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2006. Readers should also consult the company’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 28, 2006.

These forward-looking statements are based on information as of January 4, 2007, and the company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Gap Inc. Copyright Information

All recordings made on 800-GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.’s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.

Investor Relations:	Media Relations:

Evan Price	Greg Rossiter
415-427-2161	415-427-2360

Gap Inc.

SEC REGULATION G

RECONCILIATION OF FREE CASH FLOW TO GAAP FINANCIAL MEASURE

Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric, as it represents a measure of how much cash a company has available after the deduction of capital expenditures, as we require regular capital expenditures to build and maintain stores and purchase new equipment to keep the business growing. We use this metric internally, as we believe our sustained ability to increase free cash flow is an important driver of value creation.

RECONCILIATION OF GAP INC.'S EXPECTATION OF ABOUT $650 MILLION IN FREE CASH FLOW FOR FISCAL 2006 TO GAAP FINANCIAL MEASURE

($ in millions)	Projected Fifty-Three Weeks Ending February 3, 2007
Projected net cash provided by operating activities	$1,275
Less: Projected purchase of property and equipment	(625)

Projected free cash flow	$650